                                                Exhibit 99.3
FOR IMMEDIATE RELEASE
January 27, 2021

Origin Bancorp, Inc. Announces Declaration of Quarterly Cash Dividend
RUSTON, LOUISIANA (January 27, 2021) - Origin Bancorp, Inc. (Nasdaq: OBNK) ("Origin"), the holding company for Origin Bank, today announced that on January 27, 2021, its board of directors declared a quarterly cash dividend of $0.10 per share of its common stock. The cash dividend will be paid on February 26, 2021, to stockholders of record as of the close of business on February 12, 2021.
About Origin Bancorp, Inc.
Origin is a financial holding company headquartered in Ruston, Louisiana. Origin’s wholly owned bank subsidiary, Origin Bank, was founded in 1912. Deeply rooted in Origin’s history is a culture committed to providing personalized, relationship banking to its clients and communities. Origin provides a broad range of financial services to businesses, municipalities, high net worth individuals and retail clients. Origin currently operates 44 banking centers located from Dallas/Fort Worth, Texas across North Louisiana to Central Mississippi, as well as in Houston, Texas. For more information, visit www.origin.bank.
Forward-Looking Statements
When used in filings by Origin Bancorp, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "anticipates," "believes," "estimates," "expects," “foresees,” "intends," "plans," "projects," and similar expressions or future or conditional verbs such as "could," "may," “might,” "should," "will," and "would" or variations of such terms" are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Factors that might cause such a difference include among other things: the expected payment date of its quarterly cash dividend; changes in economic conditions; the duration and impacts of the COVID-19 global pandemic continuing development and distribution of COVID-19 vaccines, as well as other efforts to contain the virus's transmission, including the effect of these factors and developments on the Company's business, customers and economic conditions generally; legislative action taken by governmental authorities to address the impact of COVID-19 on the United States economy, including, without limitation, the Coronavirus Aid, Relief and Economic Security Act and any related future economic stimulus legislation; other legislative changes generally; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; competition; changes in management’s business strategies and other factors set forth in the Company's filings with the SEC.
The Company does not undertake - and specifically declines any obligation - to update or revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact Information
Investor Relations
Chris Reigelman
318-497-3177
chris@origin.bank

Media Contact
Ryan Kilpatrick
318-232-7472
rkilpatrick@origin.bank